Exhibit 99

Spirit AeroSystems Recognizes Second Quarter Charges

For Severe Weather Related Expenses and Debt Refinancing

WICHITA, Kan., July 19, 2012 — Spirit AeroSystems Holdings, Inc. (NYSE: SPR) today announced that it will record pre-tax charges totaling approximately $65 million, or $0.31 per share, in the second quarter of 2012 to recognize expenses related to the April 14 severe weather event at its Wichita, KS facility and previously disclosed fees related to its $1.2 billion debt refinancing which closed on April 18, 2012.

The current period charge associated with the April 14, 2012 severe weather event recognizes expenses incurred during the second quarter of 2012 of approximately $55 million, or $0.26 per share. The company continues to work with insurers to determine the applicable deductibles related to property damage and expense items. These costs will be recorded as severe weather event, excluded from program cost of sales.  Additional expenses will be recognized in future periods as they are incurred and offsetting credits will be recognized in future periods as insurance recoveries are confirmed.  The total insurance claim associated with this event is currently estimated to be approximately $400 million.

“Our leaders, employees, unions, community and government partners are doing an outstanding job supporting Spirit’s ongoing recovery efforts,” said Phil Anderson Senior Vice President and Chief Financial Officer. “We remain focused on supporting all of our customers from the Wichita facility as we recover from this event and execute the planned growth across the business.”

The previously disclosed charge related to debt refinancing in the quarter is approximately $10 million, or $0.05 per share, and recognizes the unamortized deferred financing fees as a result of extinguishment of the debt.

The company will update its 2012 full year guidance when it reports second quarter 2012 results on August 2, 2012.

On the web: http://www.spiritaero.com

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Contact:	Coleen Tabor, Investor Relations, (316) 523-7040
Jarrod Bartlett, Corporate Communications, (316) 523-5649

About Spirit AeroSystems, Inc.

Spirit AeroSystems, with headquarters in Wichita, Kan., USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements concerning future business operations. Actual results or circumstances may vary materially from those indicated or implied in this press release as a result of certain risks and uncertainties, including the accuracy or completeness of our initial assessment of damages; the availability of insurance to cover losses as expected; and our efforts to restore operations at our Wichita, Kan. facility in a timely manner; as well as other risks and uncertainties, including but not limited to those detailed in Spirit AeroSystems Holdings, Inc. Securities and Exchange Commission filings.